Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related prospectus of Babcock & Brown Air Limited for the registration of up to 1,411,264 shares in the form of ADSs and to the incorporation by reference therein of our reports dated March 8, 2010, with respect to the consolidated financial statements and schedules of Babcock & Brown Air Limited and the effectiveness of internal control over financial reporting of Babcock & Brown Air Limited, included in its Annual Report (Form 20-F) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

San Francisco, California
May 7, 2010